EXHIBIT 24
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Directors and or Officers of PEPSIAMERICAS, INC., a Delaware corporation (the “Company”), hereby constitute and appoint ROBERT C. POHLAD and ALEXANDER H. WARE, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007, and any and all amendments thereto, and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     IN WITNESS WHEREOF, the undersigned has hereunto set my hand and seal.

	Date		Date

/s/ ROBERT C. POHLAD Robert C. Pohlad	February 27, 2008	/s/ ARCHIE R. DYKES Archie R. Dykes	February 27, 2008

/s/ ALEXANDER H. WARE Alexander H. Ware	February 27, 2008	/s/ JAROBIN GILBERT, JR. Jarobin Gilbert, Jr.	February 27, 2008

/s/ HERBERT M. BAUM Herbert M. Baum	February 27, 2008	/s/ JAMES R. KACKLEY James R. Kackley	February 27, 2008

/s/ RICHARD G. CLINE Richard G. Cline	February 27, 2008	/s/ MATTHEW M. McKENNA Matthew M. McKenna	February 27, 2008

/s/ MICHAEL J. CORLISS Michael J. Corliss	February 27, 2008	/s/ DEBORAH E. POWELL Deborah E. Powell	February 27, 2008

/s/ PIERRE S. DU PONT Pierre S. du Pont	February 27, 2008